UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 5, 2016

_____________________

 VERSO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-34056	75-3217389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6775 Lenox Center Court, Suite 400
Memphis, Tennessee 38115-4436
(Address of principal executive offices) (zip code)
(901) 369-4100
(Registrant’s telephone number, including area code)

_______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.
On April 5, 2016, Verso Corporation (“Verso”) announced that it will close its paper mill located in Wickliffe, Kentucky. The closure of the Wickliffe mill, which has been idle since November 2015, will reduce Verso’s annual coated paper capacity by approximately 285,000 tons and will eliminate approximately 30,000 tons of dried market pulp capacity. Verso furloughed approximately 310 mill employees when the mill was idled in November, while a smaller group of employees has remained at the mill to maintain critical systems. Verso has notified both groups of employees that their last day of employment is expected to be June 4, 2016.
Verso estimates that the closure of the Wickliffe mill will result in an aggregate pre-tax charge to earnings of $10-15 million in severance and other cash costs, of which approximately $5 million has been paid to date and the remainder is expected to be paid primarily in the second quarter of 2016. As of March 31, 2016, the Wickliffe mill had property, plant and equipment with a net book value of approximately $133 million and store-room inventory of approximately $7 million. Verso is in the process of determining the non-cash charges primarily related to the impairment of property, plant and equipment and store-room items. Costs associated with closure activities are based on currently available information and reflect management’s best estimates; accordingly, actual cash costs and non-cash charges and their timing may differ from the projections stated above.
On April 5, 2016, Verso issued a press release announcing the developments disclosed in this report. A copy of the press release is included as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 2.06	Material Impairments.
The information set forth in Item 2.05 of this report in incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
Number	Description
99.1	Press release issued by Verso Corporation on April 5, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 8, 2016

VERSO CORPORATION

By:	/s/ Peter H. Kesser
Peter H. Kesser
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release issued by Verso Corporation on April 5, 2016.